July 2, 2024

Board of Directors
NextPlat Corp
3250 Mary St., Suite 410
Coconut Grove, Florida 33133

Re:         Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to NextPlat Corp, a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”), (a) registering an aggregate of 3,396,571 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) consisting of: (i) 1,197,971 shares available to be issued under the NextPlat Corp 2021 Incentive Award Plan (the “2021 Plan”); (ii) 573,600 shares available to be issued under the NextPlat Corp Amended and Restated 2020 Equity Incentive Plan (the “2020 Plan”) and (iii) 1,625,000 shares issuable upon the exercise of options granted by the Company pursuant to the Nasdaq “inducement grant” exception (Nasdaq Listing Rule 5635(c)(4)) as inducement awards in order to induce the recipients to accept employment with the Company (“Inducement Awards”); and (b) registering for resale by certain executive officers and directors of the Company of up to 2,161,200 shares of restricted Common Stock consisting of: (i) restricted stock awards that have vested or will vest (based on time-based vesting) pursuant to the NextPlat Plans and Inducement Awards, and (ii) restricted stock issued upon the exercise of options to purchase Common Stock awarded pursuant to the NextPlat Plans. For purposes herein, the shares of Common Stock issuable under the NextPlat Plans and Inducement Awards are referred to as the “Plan Shares” and the shares of Common Stock issued, or issuable based on time-based vesting of an award, under the NextPlat Plans and Inducement Awards and offered for resale are be referred to as the “Resale Shares.”

In rendering this opinion, we have examined: (i) the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Company, each as amended to date; (ii) the Registration Statement; (iii) records of meetings and consents of the Board of Directors of the Company and its committees provided to us by the Company; (iv) copies of agreements related to the Inducement Awards and the Resale Shares (the “Award Agreements”), and (iv) such statutory provisions, certificates and other documents as we have deemed appropriate or necessary as a basis for the opinions hereinafter expressed. We have also examined such other documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents.

Based upon the foregoing and in reliance thereon, it is our opinion that, as of the date hereof, the Plan Shares to be issued pursuant to the NextPlat Plans and the Award Agreements and the Resale Shares issued or issuable pursuant to the NextPlat Plans and the Award Agreements have been duly authorized by all necessary corporate action of the Company, and, upon the issuance and delivery of, and payment for, the Plan Shares and Resale Shares in the manner contemplated by the NextPlat Plans and Award Agreements, as applicable, and assuming the Company completes all actions and proceedings required on its part to be taken prior to the issuance and delivery of the Plan Shares and Resale Shares pursuant to the terms of the NextPlat Plans and Award Agreements, including, without limitation, collection of required payment, if applicable, the Plan Shares and Resale Shares will be validly issued, fully paid and non-assessable.

This opinion is limited to the Federal law of the United States and Chapter 78 of the Nevada Revised Statutes (including the statutory provisions and all applicable provisions of the Nevada Constitution and the reported judicial cases interpreting those laws currently in effect), and we express no opinion as to the laws of any other jurisdiction. This opinion is rendered pursuant to Item 601(b)(5)(i) of Regulation S-K under the Act. The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ ArentFox Schiff LLP